US Ecology Announces First Quarter 2017 Results

Net Income of $5.2 Million; Adjusted EBITDA of $23.5 Million; Debt Refinancing Completed in April to Improve Free Cash Flow

BOISE, ID -- (Marketwired - April 27, 2017) - US Ecology, Inc. (NASDAQ: ECOL) ("the Company") today reported total revenue of $110.2 million and net income of $5.2 million, or $0.24 per diluted share, for the quarter ended March 31, 2017.

"First quarter operating results and adjusted EBITDA were consistent with our expectations as we cycled some completed event projects as well as a Field and Industrial Services contract that was not renewed," commented Chairman and Chief Executive Officer, Jeff Feeler. "Base Business for the Environmental Services segment continued its positive momentum with a 3% increase over what was a strong first quarter of 2016. As expected, Event Business for the Environmental Services segment was down 9% in the first quarter due to the strength of our Event Business in the first quarter of 2016."

Total revenue for the first quarter of 2017 was $110.2 million, down from $113.3 million in the same quarter last year. Revenue for the Environmental Services ("ES") segment was $81.3 million for the first quarter of 2017, relatively consistent with the $81.5 million reported in the first quarter of 2016. A 17% decline in transportation revenue more than offset a 3% increase in treatment and disposal ("T&D") revenue. Revenue for the Field and Industrial Services ("FIS") segment was $28.9 million for the first quarter of 2017 compared to $31.8 million in the same period of 2016, down 9% reflecting the expiration of a contract that was not renewed and softer overall market conditions.

Gross profit for the first quarter of 2017 was $31.9 million, down from $35.2 million in the same quarter last year. Gross profit for the ES segment was $28.7 million in the first quarter of 2017, down from $30.5 million in the same quarter of 2016. T&D gross margin for the ES segment was 38% for the first quarter of 2017, compared to 41% for the first quarter of 2016 on a less favorable service mix. Gross profit for the FIS segment in the first quarter of 2017 was $3.2 million. This compares to gross profit of $4.8 million in the first quarter of 2016. The decline was due to the reduced revenue as well as a less favorable service mix in the first quarter of 2017.

Selling, general and administrative ("SG&A") expense for the first quarter of 2017 was $19.7 million compared with $19.4 million in the same quarter last year. SG&A expense increased in the first quarter of 2017 compared to the same period last year due to higher labor, professional and consulting services and insurance costs, partially offset by lower bad debt expenses.

Operating income for the first quarter of 2017 was $12.2 million compared to $15.8 million in the first quarter of 2016.

Net interest expense for the first quarter of 2017 was $4.1 million, down from $4.5 million in the first quarter of 2016. The decrease was due to lower debt levels compared to the first quarter last year.

The Company's consolidated effective income tax rate for the first quarter of 2017 was 37.3%, down from 38.4% for the first quarter of 2016. The decrease was due primarily to a higher proportion of earnings from our Canadian operations in the first quarter of 2017, which are taxed at a lower corporate tax rate.

Net income for the first quarter of 2017 was $5.2 million, or $0.24 per diluted share, compared to $7.5 million, or $0.35 per diluted share, in the first quarter of 2016. Adjusted earnings per share, which excludes foreign currency translation gains and losses and business development expenses, was $0.23 per diluted share in the first quarter of 2017, compared to $0.32 per diluted share for the first quarter of 2016.

Adjusted EBITDA for the first quarter of 2017 was $23.5 million, down 10% from $26.1 million in the same period last year. Pro Forma adjusted EBITDA, which excludes business development expenses, was $23.5 million in the first quarter of 2017, compared to $26.2 million in the first quarter of 2016.

Reconciliations of earnings per diluted share to adjusted earnings per diluted share and net income to adjusted EBITDA and Pro Forma adjusted EBITDA are attached as Exhibit A to this release.

Debt Refinancing

On April 18, 2017, the Company entered into a new $500 million, five-year, senior revolving credit facility (the "New Credit Agreement") with a syndicate of banks to refinance the Company's former credit facility. The interest rate under the New Credit Agreement is initially set at LIBOR Rate plus 1.50%, representing a 150 basis point improvement over the interest rate from our previous credit facility. Additional details and terms, including a copy of the New Credit Agreement, can be found in the Form 8-K filed by the Company on April 20, 2017.

The reduced interest rates and fees on the New Credit Agreement are expected to generate cash interest savings of approximately $15 million over the five-year term. Additionally, in connection with the termination of the former credit agreement, the Company expects to write off approximately $5.4 million of unamortized deferred financing costs related to fees paid on the former credit facility. This non-cash charge will be recognized as additional interest expense in our second quarter 2017 financial results.

2017 Outlook

"Overall, business conditions remain in-line with our expectations," added Feeler. "Our underlying Base Business remains strong and we continue to bid on and secure Event Business opportunities, further supporting our view of sequentially stronger quarterly financial performance as we progress through the year."

As a result, the Company reaffirms its previously issued 2017 Adjusted EBITDA guidance range of $120 million to $130 million and its previously issued diluted earnings per share guidance of $1.69 to $1.93. Diluted earnings per share reflects the one-time, non-cash charge associated with the write-off of deferred financing fees related to the former credit agreement of approximately $0.15 per diluted share, to be recorded in the second quarter of 2017 as well as the estimated annual interest savings under the New Credit Agreement of approximately $0.08 per diluted share. The Company's earnings guidance excludes business development expenses and foreign currency gains and losses.

The following table reconciles our adjusted EBITDA guidance range to our projected net income.

                                               For the Year Ending December
                                                         31, 2017
                                               ----------------------------
(in thousands)                                      Low            High
                                               -------------  -------------

Net Income                                     $      36,900  $      42,000
  Income tax expense                                  22,600         27,000
  Interest expense                                    16,400         16,400
  Other income                                          (500)          (500)
  Depreciation and amortization of plant and
   equipment                                          26,800         27,300
  Amortization of intangible assets                    9,800          9,800
  Stock-based compensation                             3,900          3,900
  Accretion of closure & post-closure
   obligations                                         4,100          4,100
                                               -------------  -------------
Adjusted EBITDA                                $     120,000  $     130,000
                                               =============  =============

Dividend

On April 3, 2017, the Company declared a quarterly dividend of $0.18 per common share for stockholders of record on April 21, 2017. The $3.9 million dividend will be paid on April 28, 2017.

Conference Call

US Ecology, Inc. will hold an investor conference call on Friday, April 28, 2017 at 10:00 a.m. Eastern Standard Time (8:00 a.m. Mountain Standard Time) to discuss these results and its current financial position and business outlook. Questions will be invited after management's presentation. Interested parties can access the conference call by dialing 877-512-4138 or 412-317-5478. The conference call will also be broadcast live on our website at www.usecology.com. An audio replay will be available through May 5, 2017 by calling 877-344-7529 or 412-317-0088 and using the passcode 10104760. The replay will also be accessible on our website at www.usecology.com.

About US Ecology, Inc.

US Ecology, Inc. is a leading North American provider of environmental services to commercial and government entities. The Company addresses the complex waste management needs of its customers, offering treatment, disposal and recycling of hazardous, non-hazardous and radioactive waste, as well as a wide range of complementary field and industrial services. US Ecology's focus on safety, environmental compliance, and best-in-class customer service enables us to effectively meet the needs of our customers and to build long-lasting relationships. Headquartered in Boise, Idaho, with operations in the United States, Canada and Mexico, the Company has been protecting the environment since 1952. For more information, visit www.usecology.com.

Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on management's beliefs and assumptions, which in turn are based on currently available information. Important assumptions include, among others, those regarding demand for Company services, expansion of service offerings geographically or through new or expanded service lines, the timing and cost of planned capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such factors include the replacement of non-recurring event clean-up projects, a loss of a major customer, our ability to permit and contract for timely construction of new or expanded disposal cells, our ability to renew our operating permits or lease agreements with regulatory bodies, loss of key personnel, compliance with and changes to applicable laws, rules, or regulations, access to insurance, surety bonds and other financial assurances, a deterioration in our labor relations or labor disputes, our ability to perform under required contracts, failure to realize anticipated benefits and operational performance from acquired operations, adverse economic or market conditions, government funding or competitive pressures, incidents or adverse weather conditions that could limit or suspend specific operations, access to cost effective transportation services, fluctuations in foreign currency markets, lawsuits, our willingness or ability to repurchase shares or pay dividends, implementation of new technologies, limitations on our available cash flow as a result of our indebtedness and our ability to effectively execute our acquisition strategy and integrate future acquisitions.

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission (the "SEC"), we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance. Before you invest in our common stock, you should be aware that the occurrence of the events described in the "Risk Factors" sections of our annual and quarterly reports could harm our business, prospects, operating results, and financial condition.

                              US ECOLOGY, INC.
                   CONSOLIDATED STATEMENTS OF OPERATIONS
                   (in thousands, except per share data)
                                (unaudited)

                                               Three Months Ended March 31,
                                              -----------------------------
                                                    2017           2016
                                              -------------- --------------
Revenue
  Environmental Services                      $       81,303 $       81,524
  Field & Industrial Services                         28,931         31,794
                                              -------------- --------------

    Total                                            110,234        113,318

Gross Profit
  Environmental Services                              28,686         30,454
  Field & Industrial Services                          3,187          4,754
                                              -------------- --------------

    Total                                             31,873         35,208

Selling, General & Administrative Expenses
  Environmental Services                               5,731          5,578
  Field & Industrial Services                          2,641          2,453
  Corporate                                           11,342         11,394
                                              -------------- --------------

    Total                                             19,714         19,425

Operating income                                      12,159         15,783
                                              -------------- --------------

Other income (expense):
  Interest income                                         10             49
  Interest expense                                    (4,130)        (4,559)
  Foreign currency gain                                   88            759
  Other                                                  137            169
                                              -------------- --------------
    Total other expense                               (3,895)        (3,582)

Income before income taxes                             8,264         12,201
Income tax expense                                     3,079          4,684
                                              -------------- --------------
Net income                                    $        5,185 $        7,517
                                              ============== ==============

Earnings per share:
    Basic                                     $         0.24 $         0.35
    Diluted                                   $         0.24 $         0.35

Shares used in earnings per share calculation:

    Basic                                             21,725         21,684
    Diluted                                           21,845         21,745

Dividends paid per share                      $         0.18 $         0.18
                                              ============== ==============

                              US ECOLOGY, INC.
                        CONSOLIDATED BALANCE SHEETS
                               (in thousands)
                                (unaudited)

                                                 March 31,     December 31,
                                                    2017           2016
                                               -------------  -------------
Assets

Current Assets:
  Cash and cash equivalents                    $      10,309  $       7,015
  Receivables, net                                    93,387         96,819
  Prepaid expenses and other current assets            7,892          7,458
  Income tax receivable                                2,039          4,076
                                               -------------  -------------
    Total current assets                             113,627        115,368

Property and equipment, net                          225,760        226,237
Restricted cash and investments                        5,794          5,787
Intangible assets, net                               231,905        234,356
Goodwill                                             193,765        193,621
Other assets                                             875          1,031
                                               -------------  -------------
Total assets                                   $     771,726  $     776,400
                                               =============  =============

Liabilities and Stockholders' Equity

Current Liabilities:
  Accounts payable                             $      12,529  $      13,948
  Deferred revenue                                     9,867          7,820
  Accrued liabilities                                 19,903         22,605
  Accrued salaries and benefits                       10,605         10,720
  Income tax payable                                     105            165
  Current portion of closure and post-closure
   obligations                                         2,257          2,256
  Revolving credit facilitiy                               -          2,177
  Current portion of long-term debt                    2,862          2,903
                                               -------------  -------------
    Total current liabilities                         58,128         62,594

Long-term closure and post-closure obligations        73,642         72,826
Long-term debt                                       270,171        274,459
Other long-term liabilities                            4,399          5,164
Deferred income taxes                                 81,870         81,333
                                               -------------  -------------
  Total liabilities                                  488,210        496,376

Contingencies and commitments

Stockholders' Equity
  Common stock                                           218            218
  Additional paid-in capital                         174,044        172,704
  Retained earnings                                  123,141        121,879
  Treasury stock                                        (135)           (52)
  Accumulated other comprehensive loss               (13,752)       (14,725)
                                               -------------  -------------
    Total stockholders' equity                       283,516        280,024
                                               -------------  -------------
Total liabilities and stockholders' equity     $     771,726  $     776,400
                                               =============  =============

                              US ECOLOGY, INC.
                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                               (in thousands)
                                (unaudited)

                                                     For the Three Months
                                                             Ended
                                                           March 31,
                                                   ------------------------
                                                       2017         2016
                                                   -----------  -----------
Cash Flows From Operating Activities:
  Net income                                       $     5,185  $     7,517
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization of property and
     equipment                                           6,633        5,904
    Amortization of intangible assets                    2,670        2,610
    Accretion of closure and post-closure
     obligations                                         1,073        1,024
    Unrealized foreign currency gain                      (168)        (846)
    Deferred income taxes                                  179         (699)
    Share-based compensation expense                       918          795
    Net (gain) loss on disposal of property and
     equipment                                             219          (17)
    Amortization of debt issuance costs                    504          638
    Amortization of debt discount                           37           37
    Changes in assets and liabilities:
      Receivables                                        2,991       12,222
      Income tax receivable                              2,045          943
      Other assets                                        (417)         365
      Accounts payable and accrued liabilities          (2,577)         571
      Deferred revenue                                   2,037       (1,461)
      Accrued salaries and benefits                       (124)      (2,122)
      Income tax payable                                   (61)       3,243
      Closure and post-closure obligations                (271)        (472)
                                                   -----------  -----------
        Net cash provided by operating activities       20,873       30,252

Cash Flows From Investing Activities:
    Purchases of property and equipment                 (7,151)      (7,219)
    Purchases of restricted cash and investments           (13)         (53)
    Proceeds from sale of restricted cash and
     investments                                             6            6
    Proceeds from sale of property and equipment            40           56
                                                   -----------  -----------
        Net cash used in investing activities           (7,118)      (7,210)

Cash Flows From Financing Activities:
    Proceeds from revolving credit facility             11,260        6,934
    Payments on revolving credit facility              (13,438)      (6,934)
    Payments on long-term debt                          (4,726)     (10,764)
    Dividends paid                                      (3,923)      (3,918)
    Proceeds from exercise of stock options                496            -
    Payment of equipment financing obligations             (85)           -
    Other                                                  (74)        (225)
                                                   -----------  -----------
        Net cash used in financing activities          (10,490)     (14,907)

Effect of foreign exchange rate changes on cash             29          158

Increase in cash and cash equivalents                    3,294        8,293

Cash and cash equivalents at beginning of period         7,015        5,989
                                                   -----------  -----------

Cash and cash equivalents at end of period         $    10,309  $    14,282
                                                   ===========  ===========

EXHIBIT A

Non-GAAP Results and Reconciliation

US Ecology reports adjusted EBITDA, Pro Forma adjusted EBITDA and adjusted earnings per diluted share results, which are non-GAAP financial measures, as a complement to results provided in accordance with generally accepted accounting principles in the United States (GAAP) and believes that such information provides analysts, stockholders, and other users information to better understand the Company's operating performance. Because adjusted EBITDA, Pro Forma adjusted EBITDA and adjusted earnings per diluted share are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations they may not be comparable to similar measures used by other companies. Items excluded from adjusted EBITDA, Pro Forma adjusted EBITDA and adjusted earnings per diluted share are significant components in understanding and assessing financial performance.

Adjusted EBITDA, Pro Forma adjusted EBITDA and adjusted earnings per diluted share should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Adjusted EBITDA, Pro Forma adjusted EBITDA and adjusted earnings per diluted share have limitations as analytical tools and should not be considered in isolation or a substitute for analyzing our results as reported under GAAP. Some of the limitations are:

--  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
--  Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;
--  Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes;
--  Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments; and
--  Although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect cash requirements for such replacements.
--  Pro Forma adjusted EBITDA does not reflect our business development expenses, which may vary significantly quarter to quarter.

Adjusted EBITDA

The Company defines adjusted EBITDA as net income before interest expense, interest income, income tax expense, depreciation, amortization, stock based compensation, accretion of closure and post-closure liabilities, foreign currency gain/loss and other income/expense, which are not considered part of usual business operations.

Pro Forma adjusted EBITDA

The Company defines Pro Forma adjusted EBITDA as adjusted EBITDA (see definition above) plus business development expenses incurred during the period. We believe Pro Forma adjusted EBITDA is helpful in understanding our business and how it relates to our 2017 guidance which does not include business development expenses.

The following reconciliation itemizes the differences between reported net income and adjusted EBITDA and Pro Forma adjusted EBITDA for the three months ended March 31, 2017 and 2016:

(in thousands)                                 Three Months Ended March 31,
                                               ----------------------------
                                                    2017           2016
                                               -------------  -------------

Net Income                                     $       5,185  $       7,517
  Income tax expense                                   3,079          4,684
  Interest expense                                     4,130          4,559
  Interest income                                        (10)           (49)
  Foreign currency gain                                  (88)          (759)
  Other income                                          (137)          (169)
  Depreciation and amortization of plant and
   equipment                                           6,633          5,904
  Amortization of intangible assets                    2,670          2,610
  Stock-based compensation                               918            795
  Accretion and non-cash adjustments of
   closure & post-closure obligations                  1,073          1,024
                                               -------------  -------------
Adjusted EBITDA                                       23,453         26,116
                                               -------------  -------------

  Business development expenses                           37             68
                                               -------------  -------------
Pro Forma adjusted EBITDA                      $      23,490  $      26,184
                                               =============  =============

Adjusted Earnings Per Diluted Share

The Company defines adjusted earnings per diluted share as net income adjusted for the after-tax impact of non-cash foreign currency translation gains or losses and the after-tax impact of business development costs, divided by the number of diluted shares used in the earnings per share calculation.

The foreign currency translation gains or losses excluded from the earnings per diluted share calculation are related to intercompany loans between our Canadian subsidiaries and the U.S. parent which have been established as part of our tax and treasury management strategy. These intercompany loans are payable in Canadian dollars ("CAD") requiring us to revalue the outstanding loan balance through our consolidated income statement based on the CAD/United States currency movements from period to period. Business development costs relate to expenses incurred to evaluate businesses for potential acquisition or costs related to closing and integrating successfully acquired businesses.

We believe excluding non-cash foreign currency translation gains or losses and the after-tax impact of business development costs provides meaningful information to investors regarding the operational and financial performance of the Company.

The following reconciliation itemizes the differences between reported net income and earnings per diluted share to adjusted net income and adjusted earnings per diluted share for the three months ended March 31, 2017 and 2016:

(in thousands,
 except per
 share data)                   Three Months Ended March 31,
               ------------------------------------------------------------
                            2017                          2016
               ----------------------------- ------------------------------
               Income                         Income
               before                         before
               income  Income   Net     per   income  Income   Net     per
                taxes   tax    income  share  taxes    tax    income  share
As Reported    $8,264 $(3,079)$ 5,185 $ 0.24 $12,201 $(4,684)$ 7,517 $ 0.35

Adjustments:
  Non-cash
   foreign
   currency
   translation
   (gain) loss   (145)     54     (91) (0.01)   (930)    357    (573) (0.03)
  Plus:
   Business
   development
   costs           37     (14)     23      -      68     (26)     42      -
               ------------------------------------------------------------

As Adjusted    $8,156 $(3,039)$ 5,117 $ 0.23 $11,339 $(4,353)$ 6,986 $ 0.32
               ============================================================

Shares used in
 earnings per
 diluted share
 calculation                   21,845                         21,745
                               ======                         ======

Contact:
Alison Ziegler
Darrow Associates
(201)220-2678
aziegler@darrowir.com
www.usecology.com